Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Kyndryl Holdings, Inc. of our report dated March 10, 2022, except for the change in measure of segment operating performance discussed in Note 4 and the effects of the revision discussed in Note 19 to the consolidated financial statements, as to which the date is May 26, 2022 relating to the financial statements, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 9, 2022